Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

THE BEACHBODY COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

The Beachbody Company, Inc. 2021 Incentive Award Plan	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	31,087,294(2)	$0.444(5)	$13,810,530	$110.20 per million dollars	$1,522

The Beachbody Company, Inc. 2021 Employee Stock Purchase Plan	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	6,217,458(3)	$0.444 (5)	$2,762,106	$110.20 per million dollars	$305

The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	23,883,265 (4)	$0.444 (5)	$10,610,140	$110.20 per million dollars	$1,170

	Total Offering Amounts					$27,182,777		$2,997

	Total Fee Offsets(6)							$—

	Net Fee Due							$2,997

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2023 Employment Inducement Incentive Award Plan (the “2023 Inducement Plan”), 2021 Incentive Award Plan (the “2021 Plan”) and 2021 Employee Stock Purchase Plan (the “2021 ESPP” and, together with the 2023 Inducement Plan and the 2021 Plan, the “Plans”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)

Consists of 31,087,294 shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that may become issuable under the 2021 Plan pursuant to an annual increase on the first day of each calendar year equal to 5% of the aggregate number of shares of Class A Common Stock and the Registrant’s Class X common stock, par value $0.0001 per share (“Class X Common Stock”) outstanding on the final day of the immediately preceding calendar year.

(3)

Consists of 6,217,458 shares of the Registrant’s Class A Common Stock that may become issuable under the 2021 ESPP pursuant to an annual increase on the first day of each calendar year equal to 1% of the aggregate number of shares of Class A Common Stock and the Registrant’s Class X Common Stock outstanding on the final day of the immediately preceding calendar year.

(4)	Consists of 23,883,265 shares of the Registrant’s Class A Common Stock that may become issuable under the 2023 Inducement Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices per share of Class A Common Stock as reported on The New York Stock Exchange on June 12, 2023.

(6)	The Registrant does not have any fee offsets.